[TYPE]      EX-11




CENTURY BANCSHARES, INC.                                          Exhibit 11
Computation of Per Share Earnings
Three Years Ended December 31, 1998

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

                                                                 Year Ended
                                                                 December 31,
                                               ----------------------------------------
                                                 1998           1997            1996

Basic Earnings Per Share:

Net income                                      $636,884        $336,158       $278,579
Less:  Dividends paid on
  preferred stock                                     --              --             --
                                               ----------------------------------------
Net income applicable to
  common stock                                  $636,884        $336,158       $278,579

Weighted-average common
  shares outstanding                           2,388,015       1,477,435      1,128,698
                                               ----------------------------------------

Basic earnings per share                           $0.27           $0.23         $0.25


Diluted Earnings Per Share:

Net income applicable to
  common stock                                  $636,884        $336,158       $278,579

Weighted-average common
  shares outstanding                           2,388,015       1,477,435      1,128,698
Dilutive effect of warrants
  and stock options                               50,609         122,982         67,909
                                               ----------------------------------------
Diluted weighted-average
  common shares outstanding                    2,438,624       1,600,417      1,196,607
                                               ----------------------------------------

Diluted earnings per share                         $0.26           $0.21          $0.23

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